Exhibit 99.1

March 19, 2019	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES CEO SUCCESSION

GLEN HEAD, NEW YORK, March 19, 2019 – The First of Long Island Corporation (NASDAQ: FLIC) announced today that its Board of Directors selected Christopher Becker to succeed Michael Vittorio as President and Chief Executive Officer of The First of Long Island Corporation and The First National Bank of Long Island, effective January 1, 2020. The Board thanks Mr. Vittorio for his successful 17 years of leadership as well as for his assistance in the transition until his December 31, 2019 retirement date.

Mr. Becker brings more than three decades of extensive banking experience within Long Island, Manhattan, Brooklyn and Queens, as well as a firm understanding of the Bank’s operations. He is currently Executive Vice President and Chief Risk Officer of the Bank and serves as Corporate Secretary to the Board of The First of Long Island Corporation. For the past eight years, Mr. Becker has been responsible for the Bank’s enterprise risk management program including oversight of strategic planning, technology, loan and deposit operations, compliance, administration of internal audit, facilities and certain credit administration functions.  Mr. Becker is a longstanding member of the Bank’s leadership team and has been a key contributor to the Bank’s excellent past performance.

Prior to joining The First of Long Island Corporation in 2011, Mr. Becker served as Executive Vice President and Chief Financial Officer at the Bank of Smithtown and previously as Director, President and Chief Executive Officer of a national bank in organization. Mr. Becker began his career at Bridgehampton National Bank and served ultimately as Executive Vice President and Chief Operating Officer.

Michael Vittorio commented, “I have had the pleasure of working with Chris Becker for the last eight years. I have found him to be of the highest integrity. He has a tremendous work ethic and a comprehensive knowledge of the business. I truly believe he will be a wonderful CEO for The First of Long Island Corporation in the years that lie ahead.”

Walter C. Teagle III, Chairman of the Board of The First of Long Island Corporation, commented, “Chris Becker is a dynamic leader and a veteran of the Bank with an in-depth understanding of our unique culture and operating model. He has a vision for how The First National Bank of Long Island can grow and evolve to serve our customers and community over the long term as the leading independent Long Island-based bank.”

“I’m humbled and gratified by the Board’s decision and am extremely proud of what our bank represents – we have an unwavering commitment to giving our customers valuable and creative banking solutions combined with excellent customer service,” said Mr. Becker. “In this new role, I look forward to working alongside our dedicated and knowledgeable team to build upon our strong history as a trusted bank by elevating and encouraging continued growth.”

“The selection of Mr. Becker to succeed Mr. Vittorio was the result of a formal and rigorous succession planning process led by the Board of Directors that included the retention of a national executive search and human capital advisory firm,” commented Peter Quick, Chairman of the Chief Executive Officer Selection Committee and Director of The First of Long Island Corporation. “We completed a comprehensive assessment of our internal talent pool against our own benchmarks and against external peer benchmarks. Chris impressed the Selection Committee with his command of our business strategy and operations, market knowledge and vision for the future.”

About The First of Long Island Corporation

The First of Long Island Corporation is the bank holding company for The First National Bank of Long Island. The Bank serves the financial needs of privately-owned businesses, professionals, consumers, public bodies and other organizations primarily in Nassau and Suffolk Counties, Long Island, and the boroughs of New York City and currently has fifty-two branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens, Brooklyn and Manhattan.

1